As filed with the U.S. Securities and Exchange Commission on December 23, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KIT digital, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-3447894 (I.R.S. Employer Identification No.)

168 Fifth Avenue, Suite 302 New York, New York (Address of Principal Executive Offices)	10010 (Zip Code)

KIT digital, Inc. 2008 Incentive Stock Plan
(Full title of the plan)

Kaleil Isaza Tuzman
Chairman and Chief Executive Officer
KIT digital, Inc.
168 Fifth Avenue, Suite 302
New York, New York 10010
(Name and address of agent for service)

+1 (212) 661-4111
(Telephone number, including area code, of agent for service)

Copies of communications to:
Spencer G. Feldman, Esq.
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue, 15th Floor
New York, New York 10166
Tel: +1 (212) 801-9200; Fax: +1 (212) 801-6400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	3,100,000 shares	$15.59	$48,329,000	$3,445.86

(1)
This registration statement (this “Registration Statement”) covers 3,100,000 shares of the Registrant’s common stock which may be offered or sold from time to time pursuant to the Registrant’s 2008 Incentive Stock Plan, as amended (“2008 Plan”).  The maximum number of shares of common stock reserved and available for issuance under the 2008 Plan is 3,500,000, of which 400,000 shares were previously registered by the Registrant pursuant to a Registration Statement on Form S-8, filed with the U.S. Securities and Exchange Commission (“SEC”) on May 12, 2008 (the “Prior Registration Statement”).

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Global Market on December 20, 2010, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

KIT digital, Inc. (sometimes referred to herein as “we,” “our” or the “Registrant”) conducted an annual meeting of its stockholders on September 30, 2010, at which our stockholders ratified an amendment to our 2008 Incentive Stock Plan (the "Plan") increasing the maximum number of shares of common stock reserved under the Plan to 3,500,000 shares.  As required by the Plan, this Registration Statement registers 3,100,000 shares under the Plan, for which stock options had already been granted by us. Separately, 400,000 shares were registered under the Prior Registration Statement.  In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the SEC. The following documents, which are on file with the SEC, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed on August 11, 2009, and all amendments and reports updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation, as amended (the “Certificate”), provides that no director of the Registrant shall be personally liable to the Registrant or to any of its stockholders for monetary damages arising out of such director’s breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law.  The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that directors remain liable for (i) any breach of the directors’ duty of loyalty to a company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the directors derived an improper personal benefit.  The effect of this provision of the Certificate is that directors cannot be held liable for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in the preceding sentence.  The provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.  The Certificate and the Registrant’s By-laws further provide for indemnification of the Registrant’s directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit.  And with the further limitation that in these actions, no indemnification shall be made in the event of any adjudication that the person is liable to the corporation, unless and only to the extent a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1.           Item 512(a) of Regulation S-K.  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.           Item 512(b) of Regulation S-K.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 22nd day of December 2010.

KIT DIGITAL, INC.

By:	/s/ Kaleil Isaza Tuzman
Kaleil Isaza Tuzman
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company in the capacities indicated, on the date indicated.

Signature	Title	Date

/s/ Kaleil Isaza Tuzman	Chairman and Chief Executive Officer	December 22, 2010
Kaleil Isaza Tuzman	(principal executive officer)

/s/ Gavin Campion	President and Director	December 22, 2010
Gavin Campion

/s/ Robin Smyth	Chief Financial Officer, Secretary and Director	December 22, 2010
Robin Smyth	(principal financial and accounting officer)

/s/ Kamal El-Tayara	Director	December 22, 2010
Kamal El-Tayara

/s/ Daniel W. Hart	Director	December 22, 2010
Daniel W. Hart

/s/ Lars Kroijer	Director	December 21, 2010
Lars Kroijer

/s/ Joseph E. Mullin III	Director	December 22, 2010
Joseph E. Mullin III

/s/ Wayne Walker	Director	December 22, 2010
Wayne Walker

/s/ Christopher Williams	Director	December 21, 2010
Christopher Williams

EXHIBIT INDEX

No.	Description

4.1
KIT digital, Inc. 2008 Incentive Stock Plan, as amended (included as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 (No. 333-150863 filed with the SEC on May 12, 2008 and incorporated herein by reference).

5.1	Opinion of Greenberg Traurig LLP, counsel to the Registrant.

23.1	Consent of Greenberg Traurig LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.3	Consent of MSPC, independent registered public accounting firm.

23.4	Consent of Bennett Thrasher, P.C., independent auditors.